EXHIBIT 10.18

TOMMY HILFIGER

To:	Joel Horowitz

From:	Joseph Scirocco

Re:	Non-Competition and Confidentiality Agreement

Date:	October 31, 2002

I acknowledge that in connection with my employment with Tommy Hilfiger U.S.A., Inc. and/or one or more of its parent, subsidiary, and affiliated corporations (collectively, the “Company”), I have received and will receive, confidential and proprietary information and trade secrets concerning the Company and its business. In order to protect the Company’s business interests, I understand the need for the Company to maintain the confidentiality of its confidential information and to require the non-compete and no hire restrictions contained in this agreement.

Accordingly, I agree to the Non-Competition, No-Hiring, Confidentiality, and Breach and Modification Provisions set forth below, in consideration of the Company (1) granting me an option under the Tommy Hilfiger Corporation 2001 Stock Incentive Plan (as the same may be amended or superseded from time to time, the “Plan”) to purchase 50,000 ordinary shares of Tommy Hilfiger Corporation at a per share exercise price equal to the fair market value of such shares on the date of grant (which such grant will vest in installments of 25%, 25% and 50% respectively on each of the first three anniversaries of the date of grant and will be subject to the terms and conditions set forth below, in the Plan and any applicable stock option agreement); (2) accelerating to the date hereof the last vesting date of the options under the Tommy Hilfiger U.S.A., Inc. 1992 Stock Incentive Plan granted to me on February 25, 2000; and (3) provided I execute a separation agreement and release satisfactory to the Company, and provided that the termination of my employment with the Company is not due to death, disability, “Cause” (as that term is defined below), or voluntary resignation without “Good Reason” (as that term is defined below), agreeing to (a) continue my then current annual base salary for one year following such termination which payments shall be offset by any compensation and benefits I am entitled to receive during the one year period from other employment (including self-employment) and (b) accelerate the vesting of all outstanding options previously granted to me (including, without limitation, those described in item 1 above) which are not vested as of the date of termination and allow me to exercise such options in the appropriate window periods applicable to the

Tommy Hilfiger U.S.A., Inc.

25 West 39th Street New York, NY 10018

phone 212 840 8888

Company’s then active employees which occur during the salary continuation period, I agree as follows:

Cause. I agree that, except as provided below, for purposes of this Agreement, “Cause” means the occurrence of any of the following events: (i) the commission by me of a fraud against the Company or a conviction for aiding or abetting, or the commission of, a felony or of a fraud or a crime involving moral turpitude or a business crime; (ii) the possession or use by me of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages on a recurring basis which impairs my ability to perform my duties, or the appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol; or (iii) my gross negligence or material violation of Company policy which has a material adverse effect on the Company or its reputation.

Non-Competition Clause. I agree that during the period of my employment with, and for one year after leaving the employ of the Company, I will not engage in, or carry on, directly or indirectly, either for myself or as an officer or director of a corporation or as an employee, agent, associate, or consultant of any person, partnership, business or corporation, any business in competition with the business carried on by the Company and its subsidiaries, divisions and affiliates in any jurisdiction in which the Company or its subsidiaries, divisions or affiliates actively conduct business; provided, however, that if the Company elects to enforce this provision and I am not otherwise receiving severance pay from the Company, the Company shall pay me during the one year period (in accordance with the Company’s then current payroll practices) at the rate of my base salary as of the date of my termination. If the Company and I mutually agree not to continue my base salary at any time during the one-year period, this non-competition provision shall not thereafter be enforceable. The Company agrees that the provisions of this paragraph shall not apply if my employment is terminated by the Company for any reason other than Cause (as that term is defined above).

No Hiring. I agree that during the two-year period immediately following the termination of my employment with the Company, I shall not directly employ or retain (or participate in or arrange for the employment or retention of) any person who was employed or retained by the Company or any of its parents, subsidiaries, affiliates and divisions within the six-month period immediately preceding such employment or retention. The Company agrees that the provisions of this paragraph shall not apply if my employment is terminated by the Company for any reason other than Cause (as that term is defined above).

Confidentiality Clause. I acknowledge that in the course of my employment by the Company, I will receive and or be in possession of confidential information of the Company and other subsidiaries, divisions, and affiliates of the Company, including, but not limited to, information relating to the Company’s financial affairs, business methods, strategic plans, marketing plans, product and styling development plans, pricing, products, vendors, suppliers, manufacturers, computer programs and software. I agree that I will not, without the prior written consent of the Company, during the period of my employment or thereafter, disclose or make use of any such confidential information, except as may be required by law or in the course of my employment. I agree that all tangible materials containing confidential information, whether created by me or others which shall come into my custody or possession during my employment shall be and is the exclusive property of the Company. Upon termination of my employment for any reason whatsoever, I shall immediately surrender to the Company all confidential information and property of the Company in my possession.

Remedy for Breach and Modification. I acknowledge that the foregoing provisions are reasonable and necessary for the protection of the Company and its parents, subsidiaries, affiliates and divisions, and that they will be materially and irrevocably damaged if these provisions are not specifically enforced. Accordingly, I agree that, in addition to any other relief or remedies available to the Company and its parents, subsidiaries, affiliates and divisions, they shall be entitled to seek an appropriate injunctive or other equitable remedy for the purposes of restraining me from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith. If any of the foregoing provisions are deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.

Resignation or Termination for Cause. I acknowledge that if I resign from my employment with the Company without “Good Reason” (as that term is defined below) or my employment with the Company is terminated by the Company for “cause” (as that term is defined in the Plan), I shall no longer have the right to exercise any stock options under the Plan granted to me hereunder and after the date hereof which I have not exercised as of the date of my resignation or termination. I further understand that (1) the preceding sentence shall apply regardless of whether the options are “vested” under the Plan; and (2) all such options will terminate immediately as of such date.

Good Reason. I agree, that for purposes of this Agreement, “Good Reason” shall mean the material reduction by the Company of my responsibilities or titles at the Company.

October 29, 1997 Letter. I agree that the provisions set forth in the seventh “bullet point” of the October 29, 1997 letter agreement between me and the Company shall be superceded by this Agreement.

Change in Control. If (i) a “change in control” of the Company shall occur as that term is defined in section 8(j) of the Company’s $300 million dollar Credit Agreement dated as of June 28, 2002; and (ii) my employment shall be terminated by the Company either in connection with such change in control or within six (6) months after the change in control, in addition to the severance payment provided for above, I shall be entitled to a lump sum payment equal to one half of my then current annual base salary.

Applicable Law and Venue. This Agreement shall be interpreted for all purposes under the laws of the State of New York, exclusive of its choice of laws principles, which are deemed inapplicable. I agree that any litigation arising out of, or related to, this Agreement, or any breach thereof, shall be instituted in a court of competent jurisdiction in the State of New York, which shall have exclusive jurisdiction over such litigation as well as over any dispute regarding such venue.

/s/ JOSEPH SCIROCCO 10-31-02
Joseph Scirocco Date

/s/ JOEL HOROWITZ
Joel Horowitz

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